Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ZAFGEN, INC.”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF MAY, A.D. 2020, AT 9:31 O`CLOCK A.M.

4065155 8100 SR# 20204882129	Authentication: 203003808 Date: 05-28-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ZAFGEN, INC.

Zafgen, Inc., a Delaware corporation (the “Corporation’’), hereby certifies as follows:

The Board of Directors of the Corporation, pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted resolutions setting forth the following proposed amendment (the “Amendment”) to the Corporation’s Ninth Amended and Restated Certificate of Incorporation as currently in effect (the “Certificate of Incorporation”) and declaring such amendment advisable, and the stockholders of the Corporation have duly approved and adopted the Amendment at the Corporation’s 2020 annual meeting of stockholders called and held upon notice in accordance with Section 222 and Section 242 of the DGCL.

In order to effect such proposed amendment, ARTICLE IV of the Certificate of Incorporation is hereby amended so that the following paragraphs be inserted at the end of second full paragraph of such Article to read as follows:

‘‘That, at 11:00 a.m., Eastern time, on the date of filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each twelve (12) (the “Conversion Number”) shares of the Common Stock (including treasury shares) issued and outstanding as of the Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action by the holder thereof (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), the Corporation shall, upon surrender of such holder’s certificate(s) representing such fractional shares of Common Stock, pay cash in an amount equal to such fractional shares of Common Stock multiplied by the then fair value of the Common Stock as determined by the average last reported sales price of the Common Stock during the ten (10) consecutive trading days ending on the day prior to the Effective Time.

Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this day 28th of May, 2020.

Zafgen, Inc.

By:	/s/ Jeffrey Hatfield
Jeffrey S. Hatfield
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered	09:31 AM 05/28/2020
FILED	09:31 AM 05/28/2020
SR 20204882129 – File Number 4065155